Exhibit d.4

ALLIED CAPITAL CORPORATION

NOTICE TO BROKERS, BANKS AND OTHER NOMINEES

5,123,397 Shares of Common Stock

Offered Pursuant to Rights

Distributed to Stockholders
of Allied Capital Corporation

      This letter is being distributed to brokers, banks and other nominees in connection with the rights offering (the “Rights Offering”) by Allied Capital Corporation (the “Company”) of shares of its common stock, par value $0.0001 per share (the “Common Stock”), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of the Company’s common stock (“Recordholders”), at the close of business on October 21, 2002 (the “Record Date”). The Rights and Common Stock are described in the Company’s prospectus dated October      , 2002 (the “Prospectus”).

      In the Rights Offering, the Company is offering an aggregate of 5,123,397 shares of its Common Stock, as described in the Prospectus.

      The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on November 21, 2002, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

      For every 20 Rights held, the holder will be able to subscribe (the “Basic Subscription Rights”) for one share of Common Stock. The subscription price per share (the “Subscription Price”) will be 93% of the average of the last reported sales price of a share of Common Stock on the New York Stock Exchange on November 21, 2002, (the “Pricing Date”) and the four preceding business days. Because it is not possible to determine the Subscription Price until the Pricing Date, holders exercising their Rights will not know the Subscription Price at the time they exercise the Rights. As a result, the Company is requiring that holders deliver the estimated subscription price of $           per share (the “Estimated Subscription Price”) in connection with the exercise of their Basic Subscription Rights.

      In addition, Rights holders which exercise their Basic Subscription Rights also will be eligible to subscribe (the “Over-Subscription Right”) at the Subscription Price for shares of Common Stock that are offered but not otherwise purchased in the Rights Offering, subject to availability and proration. For the reasons noted above, the Company is requiring that holders deliver the Estimated Subscription Price in connection with the exercise of their Over-Subscription Right.

      The Rights are evidenced by a subscription certificate (a “Subscription Certificate”) registered in your name or the name of your nominee. Each beneficial owner of shares of the Company’s common stock registered in your name or the name of your nominee is entitled to one Right for every share of common stock owned by such beneficial owner as of the close of business on the Record Date. No fractional shares of Common Stock will be issued pursuant to the exercise of the Rights. The Rights are not transferable.

      We are asking persons who hold shares of the Company’s common stock beneficially and who have received the Rights distributable with respect to those shares through a broker, bank, or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

      If you exercise the Over-Subscription Right on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Right, as to the number of shares of Common Stock held on behalf of each beneficial owner as of the Record Date, the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Rights, whether the Basic Subscription Rights of each beneficial owner of Rights on whose behalf you are acting have been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Right by each beneficial owner of Rights on whose behalf you are acting.

      Enclosed are copies of the following documents:

      1. Prospectus dated October      , 2002;

2.	Instructions as to Use of Allied Capital Corporation Subscription Certificates;

3.	A form of letter which may be sent to your clients for whose accounts you hold shares of the Company’s Common Stock registered in your name or the name of your nominee, with an attached form of instruction; and

4.	A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.

      Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Certificate with payment of the Estimated Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus.

      The Subscription Agent must receive the Subscription Certificate with payment of the Subscription Price prior to 5:00 p.m., New York City time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

      Additional copies of the enclosed materials may be obtained from the Information Agent, Georgeson Shareholder Communications, Inc. The Information Agent’s toll-free telephone number is: (866) 206-4938, or you can call (212) 440-9800.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY PERSON AS AN AGENT OF ALLIED CAPITAL CORPORATION, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.